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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549
                                 ____________

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               IXYS CORPORATION
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               (Exact Name of Registrant as Specified in its Charter)



             Delaware                                   77-0140882-5
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(State of Incorporation or Organization)              (I.R.S. Employer
                                                    Identification no.)
3540 Bassett Street, Santa Clara, CA                       95054
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(Address of principal executive offices)                 (Zip code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.[ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following.[x]
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
Securities Act registration statement number to which this form relates:  Registration No. 333-57003
                                                                        ----------------------------
                                                                               (if applicable)
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Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class to                     Name of Each Exchange on Which
          be so Registered                        Each Class is to be Registered
       ----------------------                     ------------------------------

              None                                              N/A
              ----                                              ---



Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.01 par value
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                                (Title of class)

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Item 1.      Description of Registrant's Securities to be Registered.

     As used herein, references to "we," "our" or "us" refer to the registrant, IXYS Corporation.

     Our authorized capital stock of consists of 40 million shares of common stock, $0.01 par value, and five million shares of preferred stock, $0.01 par value.

Common Stock

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     Our certificate of incorporation provides that our board of directors have the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series. The board is able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Charter Provisions

     Our certificate of incorporation and our bylaws contain provisions that may have the effect of deterring hostile takeovers or delaying changes in control or our management. For example, our certificate of incorporation grants our board of directors the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, as the terms of the preferred stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of preferred stock.

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     Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

     Certain provisions of our bylaws may have the effect of deterring hostile takeovers or delaying changes in control or our management by delaying stockholder action. Specifically, our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us in accordance with our bylaws. For directors to be elected at an annual meeting of stockholders, a stockholder must give written notice no earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders and no later than 90 days prior to the annual meeting. For directors to be elected at a special meeting of stockholders, a stockholder must give written notice no earlier than 120 days prior to the special meeting and no later than the later of 90 days prior to the special meeting or the tenth day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at the special meeting. Furthermore, between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships.

Item 2.      Exhibits.

     Exhibit
     Number                    Description

     3.1                       Amended and Restated Certificate of
                               Incorporation of Registrant.  (1)

     3.2 Certificate of Amendment to Amended and Restated Certificate of Incorporation Registrant. (2)

     3.3 Certificate of Amendment to Amended and Restated Certificate of Incorporation of Registrant Regarding Name Change. (2)

     3.4 Certificate of Correction to the Certificate of Amendment of Registrant, filed with the Delaware Secretary of State on September 13, 2000

     3.5                       Bylaws of the Registrant.  (3)

     4.1                       Specimen Stock Certificate.

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(1)  Filed as an Annex or Exhibit to the Joint Proxy Statement/Prospectus
     forming part of the Registration Statement on Form S-4 of Paradigm Technology, Inc., as amended (333-57003) and incorporated herein by reference.

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(2)  Filed as an Exhibit to the Quarterly Report on Form 10-Q for the period ended September 30, 1998 and incorporated herein by reference.
(3) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the period ended December 31, 1998 and incorporated herein by reference.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              IXYS Corporation
                              -------------------------------------------------
                              (Registrant)

                                     /S/  ARNOLD P. AGBAYANI
Date:  September 14, 2000     By:______________________________________________
                                       Arnold P. Agbayani
                                       Chief Financial Officer

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